Exhibit (n)(4)

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

FS KKR Capital Corp.

Our audits of the consolidated financial statements and internal control over financial reporting referred to in our reports dated February 27, 2019, and incorporated by reference in this Form N-2, also included an audit of the senior securities table of FS KKR Capital Corp. appearing in this Form N-2. This table is the responsibility of FS KKR Capital Corp.’s management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements.

In our opinion, the senior securities table, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ RSM US LLP

Blue Bell, Pennsylvania

May 3, 2019